Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Spectre Acquisition Corp. on the Form S-1 of our report dated December 17, 2025, relating to the financial statements of Spectre Acquisition Corp. as of November 20, 2025 and for the period from November 5, 2025 (inception) through November 20, 2025 appearing in the Prospectus, which is part of this Registration statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

December 17, 2025